Exhibit 16.1

April 12, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred April 12, 2021, to be filed by our former client, TG Therapeutics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ CohnReznick LLP